Exhibit 99.1
FOR IMMEDIATE RELEASE
ENERGY TRANSFER PARTNERS SECURES
NEW FIVE-YEAR REVOLVING CREDIT FACILITY
Dallas, Texas — June 23, 2007 — Energy Transfer Partners, L.P. (NYSE:ETP) announced today that the Partnership has entered into a new $2.0 billion revolving credit facility maturing in July 2012. The new credit facility replaces its existing $1.5 billion credit facility.
“The new credit facility enhances our financial flexibility, providing greater liquidity at a lower cost” said, Brian Jennings, Energy Transfer’s Chief Financial Officer. “Securing this facility provides access to the capital to fund our multi-year pipeline expansion projects.”
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipeline in service, with an additional 400 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts:
Investor Relations:
Renee Lorenz
Energy Transfer
214-981-0700 (office)
Media Relations:
Vicki Granado
Gittins & Granado
214.504.2260 (office)
214.498.9272 (cell)
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